Exhibit 10.1
FIRST AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT
     This First Amendment to First Amended and Restated Credit Agreement is dated September      , 2009, by and among RTI International Metals, Inc., an Ohio corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement), National City Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), PNC, as documentation agent for the Lenders (in such capacity, the “Documentation Agent”), Citibank, N.A., as syndication agent for the Lenders (in such capacity, the “Syndication Agent”) (“First Amendment”).
W I T N E S S E T H:
     WHEREAS, the Borrower, the Lenders, the Administrative Agent, the Documentation Agent and the Syndication Agent entered into that certain First Amended and Restated Credit Agreement, dated as of September 8, 2008 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”); and
     WHEREAS, the Borrower desires to amend certain provisions of the Credit Agreement and the Lenders, the Administrative Agent, the Documentation Agent and the Syndication Agent shall permit such amendments pursuant to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. All capitalized terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.
     2. Section 1.01 of the Credit Agreement is amended by deleting the following definitions in their entirety and in their stead inserting the following:
     Applicable Margin means, from time to time, the percentages per annum determined by reference to the Leverage Ratio in respect of the facility fee pursuant to Section 2.12(a) and the Revolving Loans as set forth on Schedule 2.10.
     Base Rate means for any day a fluctuating rate per annum equal to the highest of (i) the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Administrative Agent, (ii) the Federal Funds Open Rate plus one-half of one percent (.50%) per annum, or (iii) the Daily LIBOR Rate plus one percent (1.00%) per annum.

     Consolidated EBITDA means, for any period and effective as of September 30, 2009, the sum (without duplication) of (a) Consolidated Net Income for such period, plus, (b) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, and (iii) depreciation and amortization expense for such period, all determined on a consolidated basis for each such item in accordance with GAAP; (iv) all other non-cash charges (including impairment charges with respect to good will and other intangibles) and expenses (including stock based compensation) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, (v) charges, expenses and fees incurred in connection with this Agreement and the Loans, (vi) non-recurring charges, fees and expenses incurred in connection with corporate restructurings and acquisitions, in an aggregate amount not to exceed Twenty-Five Million and 00/100 Dollars ($25,000,000.00) during the term of this Agreement, and minus, to the extent included in determining such consolidated net income, any non-cash income or non-cash gains, all as determined on a consolidated basis in accordance with GAAP. EBITDA will be calculated on a pro forma basis to give effect to acquisitions and sales (other than in the ordinary course of business) by the Borrower and its consolidated subsidiaries consummated on or after the first (1st) day of a measurement period and prior to the date of determination as if effective on the first (1st) day of such period.
     3. Section 1.01 of the Credit Agreement is further amended by inserting the following defined terms in appropriate alphabetical order:
     Daily LIBOR Rate means, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any eurocurrency funding by banks on such day.
     Federal Funds Alternate Source shall have the meaning assigned to that term in the definition of Federal Funds Open Rate.
     Federal Funds Open Rate means, for any day, the rate per annum (based on a year of three hundred sixty (360) days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (a “Federal Funds Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Federal Funds Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Federal Funds Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Federal Funds Open Rate without notice to the Borrower.
     Principal Office means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
     Published Rate means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one (1) month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one (1) month period as published in another publication determined by the Administrative Agent).
     4. Effective as of October 1, 2009, Section 7.04(b) of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:
     (b) Interest Coverage Ratio. Not permit (i) as of the last day of the fiscal quarter ending December 31, 2009 (annualized by multiplying cash interest paid for such period by 4.0), (ii) as of the last day of the two (2) consecutive fiscal quarters ending March 31, 2010 (annualized by multiplying cash interest paid for such period by 2.0), (iii) as of the last day of the three (3) consecutive fiscal quarters ending June 30, 2010 (annualized by multiplying cash interest paid for such period by 1.33), and (iv) as of the last day of any period of four (4) consecutive fiscal quarters thereafter of the Borrower, the ratio of Consolidated EBITDA to cash interest paid for such 12-month period to be less than 2.00 to 1.00; provided, however, for purposes of determining compliance with the requirements of this covenant, cash interest paid shall not at any time include (i) bank fees paid, bank reimbursable expenses paid, letter of credit fees paid, facility fees incurred and cash interest paid with respect to each of the Term Loan and the Credit Agreement by and among RTI-Claro, Inc., the Borrower and

National City Bank, Canada Branch dated as of December 27, 2006, as amended or (ii) interest rate swap termination fees paid.
     5. Schedule 2.10 to the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the Schedule 2.10 set forth on Exhibit A attached hereto and made a part hereof.
     6. Schedule 5.18 to the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the Schedule 5.18 set forth on Exhibit B attached hereto and made a part hereof.
     7. Schedule 10.02 to the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the Schedule 10.02 set forth on Exhibit C attached hereto and made a part hereof.
     8. The provisions of Sections 2 through 7 of this First Amendment shall not become effective until the Administrative Agent has received the following items, each in form and substance acceptable to the Administrative Agent and its counsel:
(a) this First Amendment, duly executed by the Borrower and the Required Lenders;
(b) the items listed in the Preliminary Closing Checklist set forth on Exhibit D attached hereto and made a part hereof; and
(c) payment of all fees and expenses owed to the Administrative Agent, the Documentation Agent, the Lead Arranger and their respective counsel in connection with this First Amendment.
     9. The Borrower hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by it pursuant to the terms and conditions of the Credit Agreement, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement.
     10. The Borrower acknowledges and agrees that each and every document, instrument or agreement, which at any time has secured the Obligations including, without limitation, the Subsidiary Guaranty and the Pledge Agreement hereby continues to secure the Obligations.
     11. The Borrower hereby represents and warrants to the Lenders, the Administrative Agent, the Documentation Agent and the Syndication Agent that (i) the Borrower has the legal power and authority to execute and deliver this First Amendment, (ii) the officers of the Borrower executing this First Amendment have been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions hereof, (iii) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof and all documents executed or to be executed herewith, do not violate or conflict with the organizational agreements of the Borrower or any Law applicable to the

Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Borrower, and (iv) this First Amendment, the Credit Agreement and the documents executed or to be executed by the Borrower in connection herewith constitute valid and binding obligations of the Borrower in every respect, enforceable in accordance with their respective terms.
     12. The Borrower represents and warrants that (i) no Potential Default or Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this First Amendment or the performance or observance of any provision hereof, (ii) the schedules attached to and made a part of the Credit Agreement, are true and correct in all material respects as of the date hereof, except as such schedules may have heretofore been amended or modified in writing in accordance with the Credit Agreement or are being amended or modified in accordance with this First Amendment, and (iii) it presently has no known causes of action of any kind at Law or in equity against the Lenders, the Administrative Agent, the Documentation Agent or the Syndication Agent arising out of or in any way relating to the Loan Documents.
     13. Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.
     14. The agreements contained in this First Amendment are limited to the specific agreements made herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect. This First Amendment amends the Credit Agreement and is not a novation thereof.
     15. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.
     16. This First Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the State of New York without regard to the principles of the conflicts of law thereof. The Borrower hereby consents to the jurisdiction and venue of the Courts of the State of New York sitting in the County of New York and of the United States District Court of the Southern District of New York, and any appellate Court from any thereof with respect to any suit arising out of or mentioning this First Amendment.
[INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this First Amendment to be duly executed by their duly authorized officers on the day and year first above written.

WITNESS:	THE BORROWER:

RTI International Metals, Inc.

By:
Title:

THE ADMINISTRATIVE AGENT

National City Bank

By:
Title:

THE DOCUMENTATION AGENT

PNC Bank, National Association

By:
Title:

THE LENDERS

Citibank, N.A.

By:
Title:

PNC Bank, National Association

By:
Title:

Fifth Third Bank

By:
Title:

Comerica Bank

By:
Title:

KeyBank National Association

By:
Title:

National City Bank

By:
Title:

EXHIBIT A
Schedule 2.10
To Credit Agreement
RTI International Metals, Inc.
$200,000,000 Credit Facility
Pricing Grid and Applicable Margins

	LEVEL 1	LEVEL 2	LEVEL 3	LEVEL 4
Leverage Ratio (Net Debt / EBITDA)	≤ 0.5:1.0	> 0.5:1.0 and ≤ 1.0:1.0	> 1.0:1.0 and ≤ 2.0:1.0	> 2.0:1.0

Facility Fee	25 bps	25 bps	25 bps	37.5 bps

Revolving Loans Applicable Margin for Eurodollar Rate Loans; Letter of Credit Fees	100 bps	125 bps	175 bps	212.5 bps

Revolving Loans Applicable Margin for Base Rate Loans	0 bps	25 bps	75 bps	112.5 bps
Until the sixtieth (60th) day following the fiscal quarter ended September 30, 2009, the Applicable Margin shall be based upon Level 1 pricing as set forth above. Any change thereafter shall be based upon the financial statements and compliance certificates provided pursuant to Sections 6.01(a), 6.01(b) and 6.01(c) and shall become effective on the date such financial statements and compliance certificates are due in accordance with such Sections.

Exhibit B

Schedule 5.18 to Credit Agreement
SUBSIDIARIES

	JURISDICTION OF	OWNER OF EQUITY
SUBSIDIARY	FORMATION	INTERESTS	% OF EACH CLASS
Bow Steel Corporation	Delaware	New Century Metals, Inc.	100%
Bow Steel of Texas Corporation	Delaware	New Century Metals, Inc.	100%
Extrusion Technology Corporation of America	Ohio	New Century Metals, Inc.	100%
NaTi Gas Co.	Ohio	RMI Titanium Company	100%
New Century Metals, Inc.	Ohio	RTI Fabrication & Distribution, Inc.	100%
New Century Metals Southeast, Inc.	Delaware	New Century Metals, Inc.	100%
Pierce-Spafford Metals Company, Inc.	California	New Century Metals, Inc.	100%
RMI Delaware, Inc.	Delaware	RMI Titanium Company	100%
RMI Metals, Inc.	Utah	RMI Titanium Company	100%
RMI Titanium Company	Ohio	RTI International Metals, Inc.	100%
RTI Energy Systems, Inc.	Ohio	RTI Fabrication & Distribution, Inc.	100%
RTI Fabrication & Distribution, Inc.	Ohio	RTI International Metals, Inc.	100%
RTI Hermitage, Inc.	Ohio	RTI Fabrication & Distribution, Inc.	100%
RTI – St. Louis, Inc.	Missouri	RTI Fabrication & Distribution, Inc.	100%
TRADCO, Inc.	Missouri	RMI Titanium Company	100%
RTI Finance Corp.	Ohio	RTI International Metals, Inc.	100%
RTI Martinsville, Inc.	Ohio	RTI International Metals, Inc.	100%
RTI Hamilton, Inc.	Ohio	RMI Titanium Company	100%
RTI – Claro, Inc.	Province of Quebec, Canada	RTI International Metals, Inc.	100%

	JURISDICTION OF	OWNER OF EQUITY
SUBSIDIARY	FORMATION	INTERESTS	% OF EACH CLASS
RTI Europe Limited	United Kingdom	RTI International Metals, Inc.	100%
RTI International Metals GmbH	Germany	RTI International Metals Limited	100%
RTI International Metals Limited	United Kingdom	RTI Europe Limited	100%
RTI International Metals Srl	Italy	RTI International Metals Limited	100%
RTI-Reamet	France	RTI Europe Limited	100%
Updated December 31, 2008

EXHIBIT C
Schedule 10.02
To Credit Agreement

Schedule 10.02
To Credit Agreement
               This Schedule 10.02 shows the names and addresses of the Administrative Agent and the Borrower.
Administrative Agent:

1.	Address for all notices:

National City Bank
6750 Miller Road, Loc 01-7165
Brecksville, OH 44141

Attention: Traci Sajewski
Phone: (440) 546.6627
Fax: (440) 546.7350
E-mail: Traci.Sajewski@nationalcity.com

And

National City Bank
1900 E. 19th Street
Locator 01-2083
Cleveland, OH 44114

Attention: Tim Holmes
Phone: (216) 222-9441
Fax: (216) 222-9363
E-mail: Timothy.Holmes@nationalcity.com

2.	All payments and transfers of funds to the Administrative Agent shall be made by wire transfer of immediately available funds to National City Bank, ABA# 041-000-124, Account No. 151810-2711, Account Name: Agent Services, with a reference to RTI International Metals, Inc. and with sufficient information to identify the source and application of such funds.

Borrower:

1.	Address for all notices:

RTI International Metals, Inc.
Westpointe Corporate Center One
1550 Coraopolis Heights Road
Fifth Floor Suite 500
Moon Township, PA 15108-2973

Attention: William T. Hull, SVP and CFO
Phone: 412.893.0028
Fax: 412.893.0028
E-mail: bhull@rtiintl.com

2.	All payments to the Borrower with respect to the Loan Documents shall be made by wire transfer of immediately available funds as specified separately by the Borrower to the Administrative Agent.

Exhibit D
PRELIMINARY CLOSING AGENDA
          This Preliminary Closing Agenda contains the documents to be delivered in connection with a first amendment to the credit facility provided to RTI International Metals, Inc., an Ohio corporation (the “Borrower”), by PNC Bank, National Association (“PNC”), National City Bank (“National City”) and various other financial institutions from time to time (PNC, National City and such other financial institutions are each a “Lender” and collectively, the “Lenders”), National City, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), PNC, as documentation agent for the Lenders (in such capacity, the “Documentation Agent”), Citibank, N.A., as syndication agent for the Lenders (in such capacity, the “Syndication Agent”), PNC Capital Markets LLC, a Pennsylvania limited liability company (“PNCCM”) and Fifth Third Bank, as co-lead arrangers and PNCCM as the sole bookrunner (the “Credit Facility”).

Responsible
No.		Party
LOAN DOCUMENTS

1.	First Amendment to First Amended and Restated Credit Agreement (the “Credit Agreement”), by and among the Borrower, the Lenders, the Administrative Agent, the Documentation Agent and the Syndication Agent (the “First Amendment”).	Documentation Agent

2.	Amended Schedules and Exhibits to the Credit Agreement, if applicable.	Borrower

3.	Consent of Guarantors, made by RMI Titanium Company, an Ohio corporation (“RMI”), Tradco, Inc., a Missouri corporation (“Tradco”), New Century Metals Southeast, Inc., a Delaware corporation (“New Century”), Extrusion Technology Corporation of America, an Ohio corporation (“ETCA”), RTI Energy Systems, Inc., an Ohio corporation (“RTI Energy”), RTI Finance Corp., an Ohio corporation (“RTI Finance”) and RTI Hamilton, Inc., an Ohio corporation (“RTI Hamilton”) for the benefit of the Administrative Agent (the “Consent”) (RMI, Tradco, New Century, ETCA, RTI Energy, RTI Finance and RTI Hamilton are each a “Guarantor” and collectively, the “Guarantors”) (the Borrower and the Guarantors are each a “Loan Party” and collectively, the “Loan Parties”).	Documentation Agent

Responsible
No.		Party
ORGANIZATIONAL DOCUMENTS

Borrower

4.	Certificate of Secretary of the Borrower as to (i) resolutions of its Board of Directors authorizing the Borrower to execute the First Amendment and all related documents, (ii) incumbency and (iii) no amendments to its Articles of Incorporation or Code of Regulations.	Borrower

RMI

5.	Certificate of Secretary of RMI as to (i) resolutions of its Board of Directors authorizing RMI to execute the Consent and all related documents, (ii) incumbency and (iii) no amendments to its Articles of Incorporation or Code of Regulations.	Borrower

Tradco

6.	Certificate of Secretary of Tradco as to (i) resolutions of its Board of Directors authorizing Tradco to execute the Consent and all related documents, (ii) incumbency and (iii) no amendments to its Articles of Incorporation or Bylaws.	Borrower

PLC

7.	Certificate of Secretary of New Century as to (i) resolutions of its Board of Directors authorizing New Century to execute the Consent and all related documents, (ii) incumbency and (iii) no amendments to its Certificate of Incorporation or Bylaws.	Borrower

ETCA

8.	Certificate of Secretary of ETCA as to (i) resolutions of its Board of Directors authorizing ETCA to execute the Consent and all related documents, (ii) incumbency and (iii) no amendments to its Articles of Incorporation or Code of Regulations.	Borrower

RTI Energy

Responsible
No.		Party
9.	Certificate of Secretary of RTI Energy as to (i) resolutions of its Board of Directors authorizing RTI Energy to execute the Consent and all related documents, (ii) incumbency and (iii) no amendments to its Articles of Incorporation or Code of Regulations.	Borrower

RTI Finance

10.	Certificate of Secretary of RTI Finance as to (i) resolutions of its Board of Directors authorizing RTI Finance to execute the Consent and all related documents, (ii) incumbency and (iii) no amendments to its Articles of Incorporation or Code of Regulations.	Borrower

RTI Hamilton

11.	Certificate of Secretary of RTI Hamilton as to (i) resolutions of its Board of Directors authorizing RTI Hamilton to execute the Consent and all related documents, (ii) incumbency and (iii) no amendments to its Articles of Incorporation or Code of Regulations.	Borrower

RELATED DOCUMENTS

12.	Evidence of the (i) repayment in full of the Term Loan (as defined in the Credit Agreement) and any and all fees, costs and charges related thereto and (ii) repayment in full of any and all loans and the termination of all commitments to lend money or otherwise advance credit in connection with that certain Credit Agreement among RTI-Claro, Inc., the Borrower and National City Bank, Canada Branch dated as of December 27, 2006, in form and substance satisfactory to the Administrative Agent.	Borrower

13.	Evidence of an equity infusion of not less than Seventy-Five Million and 00/100 Dollars ($75,000,000.00) in the aggregate in the Borrower, in form and substance satisfactory to the Administrative Agent.	Borrower

14.	Financial Projections of the Loan Parties (including, but not limited to, a pro forma opening balance sheet, pro forma statements of operations and cash flows) for the fiscal years ending 2009 through 2012, in form and substance reasonably satisfactory to the Lead Arranger and the Lenders.

Responsible
No.		Party
15.	Officer’s Certificate of the Borrower regarding no material adverse change, the accuracy of representations and warranties, the absence of any Event of Default (as defined in the Credit Agreement) or Default (as defined in the Credit Agreement), etc.	Borrower